Exhibit 10.1

AMENDED AND RESTATED BUSINESS MANAGEMENT

AND SHARED SERVICES AGREEMENT

THIS AMENDED AND RESTATED BUSINESS MANAGEMENT AND SHARED SERVICES AGREEMENT (this “Agreement”) is made and entered into as of January 25, 2010, by and between TRAVELCENTERS OF AMERICA LLC, a Delaware limited liability company (the “Company”), and REIT MANAGEMENT & RESEARCH LLC, a Delaware limited liability company (“RMR”).

WHEREAS, the Company and RMR are parties to a Management and Shared Services Agreement dated as of January 31, 2007 (the “Original Agreement”); and

WHEREAS, the Company and RMR wish to amend and restate the Original Agreement as hereinafter provided;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree that the Original Agreement is hereby amended and restated as follows:

Section 1.                                            Management Services.

1.1                                 Management Services to be Rendered.  Subject to the terms and conditions hereinafter set forth, the Company hereby continues to engage RMR to provide the business management and shared services contemplated by this Agreement with respect to the Company’s business and operations, and RMR hereby accepts such continued engagement.  RMR shall provide the Company with the management services described below (each, a “Service”, and collectively, the “Services”), in each case to the extent requested by the Company:

(a)                                  Property Maintenance and Repairs.  Advice in obtaining, when appropriate, the services of property managers or management firms to perform customary property management services with regard to the hospitality and fuel service facilities (each a “Travel Center”) operated, leased or owned by or otherwise in the possession of the Company or any subsidiary thereof; performance of  such supervisory, evaluation or monitoring services on behalf of the Company with respect to the activities of those property managers or management firms as would be performed by a prudent operator, owner or lessee in the Company’s business, including, but not limited to, supervising the activities of property managers or management firms, reviewing the maintenance and renovation needs for governmental or regulatory compliance at the Company’s properties, assessing capital and engineering projects, property inspections, and participating in property management budgeting, but excluding the actual on-site property management functions performed by Company personnel, property managers or management firms.

(b)                                 Site Selection, Etc.  Advice in site selection of properties on which new Travel Centers may be developed, and in the identification and acquisition of new and existing Travel Centers and travel center companies.

(c)                                  Accounting Support.  Advice and assistance with accounting, tax, audit and financial reporting of the Company, including, without limitation, advice and assistance in:  (i) setting up and maintaining systems for financial record keeping; (ii) conducting the administration of the day-to-day bookkeeping and accounting functions as are required for the proper management of the assets of the Company; (iii) establishing and implementing internal audit functions; (iv) contracting for and supervising the process for independent annual audits; and (v) preparation of financial reports as may be required by any governmental authority in connection with the ordinary conduct of the Company’s business, including, without limitation, periodic reports, returns or statements required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Internal Revenue Code of 1986, as amended, the securities and tax statutes of any jurisdiction in which the Company is obligated to file such reports, or the rules and regulations promulgated under any of the foregoing.

(d)                                 Capital Markets, Financing and Strategic Advice and Assistance.

(i)                                     Equity Capital Markets.  Advice and assistance relating to equity capital raising transactions, but not including solicitation of investors as a broker, dealer or underwriter in any capital raising transactions.

(ii)                                  Debt Financing.  Advice and assistance relating to revolving lines of credit and other issuances of indebtedness.

(iii)                               Strategic.  Advice and assistance relating to possible business and strategic opportunities as may come to the attention of the Company or RMR, including, without limitation, acquisitions, joint ventures, dispositions and other strategic transactions.

(iv)                              Investigation.  Investigation and evaluation of financing, refinancing, leasing and other business opportunities, and making recommendations concerning these opportunities.

(e)                                  Cash Management.  Advice and assistance in:  (i) operating and managing the Company’s collection systems, cash concentration systems and electronic disbursements; (ii) maintaining bank accounts, including opening and closing of operating, security deposits, local depository and petty cash accounts; (iii) bank administration; and (iv) maintaining bank relationships.

(f)                                    Human Resources.  Advice and assistance in management of the Company’s 401(k) plan and other employee benefit plans, Company employee and management recruitment, performance evaluation and establishment of salary, bonus and other compensation scales and executive and staff employee structure.

(g)                                 Insurance Administration.  Advice and assistance in:  (i) securing all forms of insurance, including property, casualty and workers’ compensation; (ii) managing insurance policies; (iii) negotiation of premiums and arranging payment terms; (iv) managing claims; and (v) preparation of loss analysis.  The amount and levels of insurance shall be determined in the sole and absolute discretion of the Company.

(h)                                 Investor Relations.  Advice and assistance in the preparation and coordination of:  (i) annual and other reports to shareholders; (ii) presentations to the public; (iii) public relations; (iv) marketing materials; (v) internet website; and (vi) investor relations services.

(i)                                     Regulatory Compliance.  Advice and assistance with compliance with applicable legal and regulatory requirements, including, without limitation, advice and assistance in preparation of financial reports as may be required by any governmental authority in connection with the ordinary conduct of the Company’s business.

(j)                                     Contracts.  Assistance in review and negotiation of and advice concerning Company contracts and agreements, including, without limitation, contracts in connection with the services described in subsections 1.1(b) and (d), in each case, on behalf of the Company and in the furtherance of the Company’s objectives.

(k)                                  Legal.  Advice and assistance in review of and advice concerning Company contracts and agreements, coordination and supervision of all third party legal services and oversight of processing of claims by or against the Company.

(l)                                     Management Information Systems.

(i)                                     Applications Development.  Advice and assistance related to development and maintenance of Company information technology system applications, including, without limitation, intranet, financial, accounting and clerical systems.

(ii)                                  Telecommunications.  Advice and assistance related to design, operation and maintenance of network infrastructure, including telephone and data transmission lines, voice mail, facsimile machines, cellular phones, pager, etc.; negotiation of contracts with third party vendors and suppliers; and local area network and wide area network communications support.

(iii)                               Operations/Technical Support and User Support.  Advice and assistance related to design, maintenance and operation of the computing environment, including business specific applications, network wide applications, electronic mail and other systems; managing the purchase and maintenance of equipment, including hardware and software; configuration, installation and support of computer equipment; and education and training of the user community.

(m)                               Research.  Advice and assistance in the conduct of market research reports and special research assignments; investigation and evaluation of financing, refinancing,

leasing and other business opportunities; and making recommendations concerning these opportunities.

(n)                                 Securities Filings.  Advice and assistance in the preparation and filing of periodic and other reports required to be filed by Sections 13 and 15 of the Exchange Act and the rules and regulations thereunder; advice and assistance in the preparation, filing, distribution and posting of proxy and consent materials pursuant to the Exchange Act and the rules and regulations thereunder; and advice and assistance in the preparation and filing of all offering documents (public and private), and all registration statements, prospectuses or other documents filed with the Securities and Exchange Commission (the “SEC”) or any state; it being understood that the Company shall be responsible for the content of any and all of its offering documents and SEC filings, and RMR shall not be held liable for any costs or liabilities arising out of any misstatements or omissions in the Company’s offering documents or SEC filings, whether or not material, and the Company shall promptly indemnify RMR from any such costs or liabilities incurred by it.

(o)                                 Special Projects.  Advice and assistance in special projects and such other services within the scope contemplated by this Agreement although not expressly covered elsewhere in this subsection 1.1.

(p)                                 Supervision of Third Party Manager Arrangements.  Advice and oversight concerning the Company’s relationship with any and all, current or future, third party managers of its current or future facilities or properties.

(q)                                 Tax Administration.  Advice and assistance in the preparation, review and filing of all federal, state and other required tax returns and tax related matters. All tax matters shall be determined by the Company in its absolute and sole discretion.

(r)                                    Third Party Advisors.  To the extent not specifically addressed elsewhere in this subsection 1.1, advise, assist and oversee the retention of counsel, consultants and other third party professionals on behalf of the Company.

Notwithstanding anything herein, it is understood and agreed that the duties of, and services to be provided by, RMR pursuant to this Agreement shall not include any investment management or related services with respect to any assets of the Company as the Company may wish to allocate from time to time to investments in “securities” (as defined in the Investment Advisers Act of 1940, as amended).

1.2                                 Performance of Services.  RMR covenants that it will perform or cause to be performed the Services in a timely, efficient and workmanlike manner.  RMR further covenants that it will maintain or contract for a sufficient staff of trained personnel to enable it to perform the Services hereunder.  With the Company’s approval, RMR may retain third parties or its affiliates to provide certain of the Services hereunder.  In such cases, and notwithstanding anything herein to the contrary, the Company shall pay the fees and costs of such third parties and reimburse RMR in accordance with subsection 1.4 for RMR’s actual out-of-pocket costs and expenses for arranging for such Services (including, without limitation, the fees and costs of such third parties paid by RMR) to the extent the Company is not billed or does not pay directly.

RMR shall be responsible for paying such affiliates for their fees and costs in providing such Services unless otherwise approved by a majority vote of the Independent Directors (as defined in the Company’s Bylaws, as in effect from time to time) of the Company.  Any arrangements between RMR and its affiliates for the provision of Services hereunder shall be commercially reasonable and on terms not less favorable than those which could be obtained from unaffiliated third parties.  All services shall be performed as requested and/or authorized by the Company from time to time.

In performing its services hereunder with respect to the Company, RMR shall adhere to, and shall require its officers and employees in the course of providing such services to the Company to adhere to, the Company’s Code of Business Conduct and Ethics, as in effect from time to time.  In addition, RMR shall make available to its officers and employees providing such services to the Company the procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters relating to the Company and for the confidential, anonymous submission by such officers and employees of concerns regarding questionable accounting or auditing matters relating to the Company, as set forth in the Company’s Procedures for Handling Concerns or Complaints about Accounting, Internal Accounting Controls or Auditing Matters, as in effect from time to time.

1.3                                 Compensation.

(a)                                  Payment for Services.  RMR shall be paid a fee for the Services provided to the Company under this Agreement (the “Fee”) equal to the sum of (i) 0.6% of the gross fuel margin and (ii) 0.6% of the total non-fuel revenues (such gross fuel margin and total non-fuel revenues, collectively, “Revenues”) of the Company and its subsidiaries determined in accordance with generally accepted accounting principles in the United States.  The Fee shall be estimated and paid monthly by the Company in advance based upon the prior calendar month’s Revenues, and such payment shall be paid within 15 calendar days of the end of the applicable prior calendar month unless otherwise agreed.  The calculation of the fee for any month shall be based upon the Company’s monthly financial statements and shall be in reasonable detail.  A copy of the computations shall promptly be delivered to RMR accompanied by payment of the Fee thereon to be due and payable.  The Fee shall be pro-rated for any partial month this Agreement shall be in effect.

The aggregate annual Fee paid in any fiscal year shall be subject to adjustment as of the end of that fiscal year.  On or before the 30th day after public availability of the Company’s annual audited financial statements for each fiscal year, the Company shall deliver to RMR a notice setting forth (i) the Company’s Revenues for such year, (ii) the Company’s computation of the Fee payable for such year and (iii) the amount of the Fee theretofore paid to RMR in respect of such year.  If the annual Fee payable for said fiscal year exceeds the aggregate amounts previously paid with respect thereto by the Company, the Company shall pay such deficit amount to RMR at the time of delivery of such notice.  If the annual Fee payable for said fiscal year as shown in such notice is less than the aggregate amounts previously paid with respect thereto by the Company, the Company shall specify in such notice whether RMR should (i) refund to the Company payment in an amount equal to such difference or (ii) grant the

Company a credit against the Fee next coming due in the amount of such difference until such amount has been fully paid or otherwise discharged.

(b)                                 Payment Subordination.  No Fee payments shall be paid by the Company to RMR if any of the contractual rent obligations of the Company or any of its subsidiaries to Hospitality Properties Trust or any of its subsidiaries (collectively “HPT”) pursuant to any lease agreement are past due.  Any Fee payment unpaid as a result of the preceding sentence shall accrue interest until paid at the Prime Rate (as defined below), and shall be automatically due and payable: (i) when the condition preventing the payment of such Fee is no longer in effect, (ii) upon any termination of the Agreement, or (iii) upon the occurrence of any event of default by the Company enumerated in subsection 3.2 or a Change of Control (as defined in subsection 3.4) of the Company.  This subsection 1.3(b) is only intended to define the relative rights of RMR and HPT.  Without intending to limit the generality of the foregoing, nothing in this subsection 1.3(b) shall: (i) impair, as between the Company and RMR, the obligation of the Company to pay any amounts owing hereunder in accordance with the terms hereof; or (ii) affect the relative rights of RMR and creditors of the Company other than HPT.  For purposes of this Agreement, “Prime Rate” shall mean the Prime Rate or base rate on corporate loans at large U.S. money center commercial banks as published in The Wall Street Journal or, if publication of such rate shall be suspended or terminated, Prime Rate shall mean the annual rate of interest, determined daily and expressed as a percentage, from time to time announced by one of the three largest national or New York State chartered banking institutions having their principal office in New York, New York and selected by RMR at the time such publication is suspended or terminated.  All interest hereunder shall be calculated on the basis of actual days elapsed and a 360-day year.

1.4                                 Reimbursement.  The Company will reimburse RMR for (a) reasonable out-of-pocket travel and lodging expenses of RMR personnel in providing the Services and (b) reasonable out-of-pocket third party expenses incurred by RMR in connection with its performance of the Services and for the Company’s share, if any, of technology infrastructure and internal audit costs that are provided to the Company and to other customers of RMR, in each case within 30 days of receipt of the invoice therefor, but only to the extent that the Company shall have approved such expenses and costs.  RMR shall submit to the Company such reports detailing said expenses and supporting receipts and bills, or other suitable evidence, as may be reasonably requested by the Company.

Section 2.                                            Limitations; Third Party Costs.

2.1                                 Limits of RMR Responsibility.  RMR assumes no responsibility other than to render the services described herein in subsections 1.1 and 4.2 in good faith and shall not be responsible for any action of the Company in following or declining to follow any advice or recommendation of RMR.

2.2                                 Third Party Costs.  Except to the extent expressly provided herein to the contrary, all third party costs incurred in connection with actions to be taken by the Company shall solely be the responsibility of the Company, including, but not limited to, all legal, auditing, accounting, underwriting, brokerage, investor communications, and listing, reporting and registration fees or other costs of the SEC, any state or local governments, any national securities exchange and the Financial Industry Regulatory Authority, Inc.

Section 3.                                            Term; Termination.

3.1                                 Term.  This Agreement shall continue in force and effect until December 31, 2010, and shall be automatically renewed for successive one year terms annually thereafter unless notice of non-renewal is given by the Company or RMR before the end of the term.  It is expected that the terms and conditions may be reviewed by the Independent Directors of the Compensation Committee of the Board of Directors of the Company at least annually.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement, or any extension thereof, may be terminated pursuant to Sections 3.2 or 3.3.

3.2                                 Default; Bankruptcy; Etc.  At the option of the nondefaulting party, this Agreement may be terminated immediately by written notice from the nondefaulting party to the defaulting party if any of the following events shall have occurred:

(a)                                  RMR or the Company shall have violated any provision of this Agreement and, after written notice from the Company or RMR, as the case may be, of the violation, shall have failed to cure the default within thirty (30) days;

(b)                                 a petition shall have been filed against RMR or the Company for an involuntary proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, and that petition shall not have been dismissed within ninety (90) days of filing; or a court having jurisdiction shall have appointed a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of RMR or the Company for any substantial portion of its property, or ordered the winding up or liquidation of its affairs, and that appointment or order shall not have been rescinded or vacated within ninety days of the appointment or order; or

(c)                                  RMR or the Company shall have commenced a voluntary proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall have made any general assignment for the benefit of creditors, or shall have failed generally to pay its debts as they became due.

3.3                                 Other Termination.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement, or any extension thereof, may be terminated:  (a) by either party thereto upon sixty (60) days’ written notice to the other party; and (b) by RMR upon five (5) business days’ written notice to the Company if there is a Change of Control of the Company.  Any termination of this Agreement by the Company pursuant to clause (a) of this subsection 3.3 must be approved by a majority vote of the Independent Directors of the Compensation Committee of the Board of Directors of the Company.  Any termination of this Agreement by RMR pursuant to clause (a) or (b) of this subsection 3.3 must be approved by a majority vote of the directors of RMR.

3.4                                 Change of Control.  For purposes of this Agreement, a “Change of Control” shall mean:  (a) the acquisition by any person or entity, or two or more persons or entities acting in concert, of beneficial ownership (such term, for purposes of this subsection 3.4, having the meaning provided such term in Rule 13d-3 under the Exchange Act) of 9.8% or more, or rights, options or warrants to acquire 9.8% or more, or any combination thereof, of the outstanding common shares of the Company or other voting interests of the Company, including voting proxies for such shares, or the power to direct the management and policies of the Company, directly or indirectly (excluding RMR and its affiliates and persons or entities that beneficially own 9.8% or more of the Company’s outstanding common shares as of immediately prior to the execution and delivery of this Agreement by the parties hereto); (b) the merger or consolidation of the Company with or into any other entity (other than the merger or consolidation of any entity into the Company that does not result in a Change in Control of the Company under clauses (a), (c), or (d) of this definition); (c) any one or more sales or conveyances to any person or entity of all or any material portion of the assets (including capital stock or other equity interests) or business of the Company and its subsidiaries taken as a whole; or (d) the cessation, for any reason, of the individuals who at the beginning of any 36 consecutive month period constituted the Board of Directors of the Company (together with any new director whose election by the Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of any such period or whose election or nomination for election was previously so approved) to constitute a majority of the Board of Directors of the Company then in office; provided, however, a Change of Control shall not include the acquisition by any person or entity, or two or more persons or entities acting in concert, of beneficial ownership of 9.8% or more, or rights, options or warrants to acquire 9.8% or more, or any combination thereof, of the outstanding common shares of the Company or other voting interests of the Company if such acquisition is approved by the Board of Directors of the Company in accordance with the Company’s organizational documents and if such acquisition is otherwise in compliance with applicable law.

3.5                                 Action Upon Termination.  Except as provided in subsection 7.4, from and after the effective date of any termination of this Agreement pursuant to subsection 3.1, 3.2 or 3.3, RMR shall be entitled to no compensation for services rendered hereunder for the pro rata remainder of the then current term of this Agreement but shall be paid all compensation due for services performed prior to the effective date of such termination, including, without limitation, the then current year’s Fee through the date of termination, and the costs and expenses incurred on or prior to such effective date.  Upon the expiration or sooner termination of this Agreement, RMR shall, as promptly as practicable, deliver to the Company all property and documents of the Company then in its custody or possession.  This subsection 3.5 shall govern the rights, liabilities and obligations of the parties upon termination of this Agreement; and, except as provided in Section 7, a termination shall be without further liability of either party to the other for breach or violation of this Agreement prior to termination.

Section 4.                                            Additional Services; Senior Executives.

4.1                                 Common Management.  The parties acknowledge and agree that certain senior executives of the Company may be employees, officers or directors of both the Company and RMR.  Each party shall be solely responsible for payment of compensation to such senior executives for services rendered to or on behalf of such party and the payment by the Company for services by senior executives who are also senior executives of RMR shall be approved by majority vote of the Independent Directors of the Compensation Committee of the Board of Directors of the Company.

4.2                                 Additional Services.

(a)                                  To the extent requested by the Company, RMR shall make its executive officers and directors who are not also senior executives of the Company reasonably available to the Company for the provision of additional services, including day-to-day activities enumerated in subsection 1.1.  The parties acknowledge and agree that no additional compensation shall be due and payable for any additional services requested by the Company and provided by executive officers and directors of RMR pursuant to this subsection 4.2(a).

(b)                                 If, and to the extent that, the Company shall request RMR to render services on behalf of the Company other than those to be rendered by RMR in accordance with the subsection 1.1 and subsection 4.2(a) of this Agreement, such additional services shall be compensated separately on terms to be agreed upon between RMR and the Company from time to time.

Section 5.                                            Prevention of Performance.  RMR shall not be determined to be in violation of this Agreement if it is prevented from performing any Services hereunder for any reason beyond its reasonable control, including, without limitation, acts of God, nature, or of public enemy, strikes, or limitations of law, regulations or rules of the federal or of any state or local government or of any agency thereof.

Section 6.                                            RMR Restrictions.  Other than activities or arrangements existing as of the date hereof or those consented to by the Company, RMR shall not directly or indirectly provide any advice or assistance to any business or enterprise that is competitive with the Company’s business, including, but not limited to, any business or enterprise that manages or operates travel centers along the North American highway system.  Subject to the immediately preceding sentence, nothing herein shall prevent or restrict RMR from engaging in any other activities or businesses or from providing management services to any other person or entity.  In addition, nothing herein shall prevent any shareholder or affiliate of RMR from engaging in any other business or from rendering services of any kind to any other person or entity (including competitive business activities).  For avoidance of doubt, nothing herein is intended or shall be construed to prevent RMR from providing management services to HPT, including services to HPT related to properties owned or to be owned by HPT which may be leased, operated or managed by the Company or which may be leased, operated or managed by competitors of the Company.

Section 7.               Indemnification; Remedies.

7.1           By the Company.  The Company shall indemnify, defend and hold RMR, and its shareholders, directors, officers, employees and agents harmless from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including, without limiting the generality of the foregoing, liabilities for all reasonable attorneys’, accountants’ and experts’ fees and expenses incurred (collectively, “Losses and Expenses”) or suffered by them by reason of or arising out of the course of performing the Services and any duties on behalf of the Company and its subsidiaries as prescribed hereby, except for matters covered by subsection 7.2 hereof.

7.2                                 By RMR.  RMR shall indemnify, defend and hold the Company and its subsidiaries and their respective directors, trustees, officers, employees and agents harmless from and against Losses and Expenses suffered by them by reason of or arising out of any willful bad faith or gross negligence in the performance of any obligation or agreement of RMR herein.  Any dispute, claim or controversy between the Company and RMR as to whether RMR acted with willful bad faith or gross negligence in the performance of any obligation or agreement of RMR herein shall be arbitrated in accordance with Section 11, except that, notwithstanding anything to the contrary in Section 11, the costs and expenses of the prevailing party to such arbitration shall be paid by the non-prevailing party to such arbitration.

7.3                                 Company Remedies.  Except as otherwise provided in subsection 7.2 hereof, RMR does not assume any responsibility under this Agreement other than to render the Services called for under this Agreement in good faith.  Except as otherwise provided in subsection 7.2 hereof, the Company’s remedy on account of the failure of RMR to render the Services as and when required hereunder shall be to terminate this Agreement; provided however, that if RMR acts with willful bad faith or gross negligence, the Company’s remedy shall be to procure services elsewhere and to charge RMR the difference between the reasonable increased cost, if any, to procure new services, and the Fee, pro-rated, that would have been payable to RMR had RMR performed such Services under this Agreement.

7.4                                 RMR Remedies.  Except as otherwise provided in subsection 7.1, the Company does not assume any responsibility under this Agreement other than to pay the Fee and other fees, compensation, costs and expenses payable by the Company to RMR and satisfy the other obligations imposed upon it hereunder, in each case, in accordance with the terms of this Agreement.  Except as otherwise provided in subsection 7.1, RMR’s sole remedy on account of the failure of the Company to satisfy its obligations in accordance with the terms of this Agreement shall be to terminate this Agreement and receive the Fee payable for the then remaining term of this Agreement and any other amounts then owing to RMR by the Company.

Section 8.                                            Relationship of the Parties.

8.1                                 No Partnership or Joint Venture.  The parties are not partners or joint venturers with each other and neither the terms of this Agreement nor the fact that the Company and RMR and their respective affiliates have joint interests in any one or more investments, ownership or other interests in any one or more entities, have common directors, officers or employees or have tenancy relationships shall be construed so as to make them partners or joint venturers or impose any liability as such on either of them.

8.2                                 Conflicts of Interest.  The parties acknowledge that, as of the date hereof, (a) the Company and its subsidiaries lease all or substantially all of their real estate from HPT and may enter into additional leases or other transactions with HPT, (b) RMR provides management services to HPT pursuant to management agreements, and (c) RMR provides certain services to Affiliates Insurance Company.  The parties agree that these relationships shall not affect either party’s rights and obligations under this Agreement; provided, however, the Company acknowledges and agrees that whenever any conflicts of interest arise resulting from the relationships described in this subsection 8.2 or any such relationship as may arise or be present in the future by and between the Company and any of RMR, affiliates of RMR or any publicly owned entity with whom RMR has a relationship or contract: (i) RMR will act on its own behalf and on behalf of HPT or such entity and not on the Company’s behalf; and (ii) the Company shall make its own decisions and require and obtain the advice and assistance of independent third parties at its own cost, as it may deem necessary.

Section 9.                                            Records.  RMR shall maintain appropriate books and records relating to Services performed pursuant to this Agreement, which books and records shall be available for inspection by representatives of the Company upon reasonable notice during ordinary business hours.

Section 10.                                      Assignment.   Neither party may assign this Agreement or its rights hereunder or delegate its duties hereunder without the written consent of the other party, except in the case of an assignment or delegation by RMR to a corporation, partnership, limited liability company, association, trust, or other successor entity which may take over the property and carry on the affairs of RMR and which remains under the control of one or more persons who controlled the operations of RMR immediately prior to such assignment or delegation.

Section 11.                                      Arbitration.

11.1                           Procedures for Arbitration of Disputes.  Any disputes, claims or controversies between the parties (a) arising out of or relating to this Agreement or the provision of services by RMR pursuant to this Agreement, or (b) brought by or on behalf of any shareholder of the Company (which, for purposes of this Section 11, shall mean any shareholder of record or any beneficial owner of shares of the Company, or any former shareholder of record or beneficial owner of shares of the Company), either on his, her or its own behalf, on behalf of the Company or on behalf of any series or class of shares of the Company or shareholders of the Company against the Company or any director, officer, manager (including RMR or its successor), agent or employee of the Company, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement or the Company’s Limited Liability Company Agreement or Bylaws (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 11.  For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against directors, officers or managers of the Company and class actions by a shareholder against those individuals or entities and the Company.  For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.

11.2                           Arbitrators.  There shall be three arbitrators.  If there are only two parties to the Dispute, each party shall select one arbitrator within 15 days after receipt by respondent of a copy of the demand for arbitration.  Such arbitrators may be affiliated or interested persons of such parties.  If either party fails to timely select an arbitrator, the other party to the Dispute shall select the second arbitrator who shall be neutral and impartial and shall not be affiliated with or an interested person of either party.  If there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one arbitrator.  Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be.  If either all claimants or all respondents fail to timely select an arbitrator then such arbitrator (who shall be neutral, impartial and unaffiliated with any party) shall be appointed by the AAA.  The two arbitrators so appointed shall jointly appoint the third and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within 15 days of the appointment of the second arbitrator.  If the third arbitrator has not been appointed within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

11.3                           Place of Arbitration.  The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.

11.4                           Discovery.  There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.

11.5                           Awards.  In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the laws of The Commonwealth of Massachusetts.  Any arbitration proceedings or Award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based.

11.6                           Costs and Expenses.  Except as provided in subsection 7.2 and to the extent otherwise agreed by the parties, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of the Company’s award to the claimant or the claimant’s attorneys.  Except as provided in subsection 7.2 and to the extent otherwise agreed by the parties, each party (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third appointed arbitrator.

11.7                           Final and Binding.  An Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between such parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon the Award may be entered in any court having jurisdiction.  To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

11.8                           Payment of Awards.  Any monetary award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  Each party against which the Award assesses a monetary obligation shall pay that obligation on or before the 30th day following the date of the Award or such other date as the Award may provide.

11.9                           Beneficiary.  This Section 11 is intended to benefit and be enforceable by the shareholders, directors, officers, managers (including RMR or its successor), agents or employees of the Company and the Company and shall be binding on the shareholders of the Company and the Company, as applicable, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

Section 12.                                      Consent to Jurisdiction and Forum.  This Section 12 is subject to, and shall not in any way limit the application of, Section 11 or the mandatory arbitration requirements of subsection 7.2; in case of any conflict between this Section 12 and Section 11 or subsection 7.2, Section 11 or subsection 7.2, as applicable, shall govern.  The exclusive jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall lie in any federal or state court located in Boston, Massachusetts.  By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action.  The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action.  The parties further agree and consent to the service of any process required by any such court by delivery of a copy thereof in accordance with subsection 13.1 and that any such delivery shall constitute valid and lawful service of process against it, without necessity for service by any other means provided by statute or rule of court.

Section 13.                                      Miscellaneous.

13.1                           Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given:  when delivered in person; upon confirmation of receipt when transmitted by facsimile transmission; on the next business day if transmitted by a nationally recognized overnight courier; or on the third business day following mailing by first class mail, postage prepaid; in each case as follows (or at such other United States address or facsimile number for a party as shall be specified by like notice):

If to the Company, to:

TravelCenters of America LLC
24601 Center Ridge Road
Westlake, Ohio 44145
Attn:  President
Facsimile No.:  (440) 808-3301

If to RMR, to:

Reit Management & Research LLC
400 Centre Street
Newton, Massachusetts 02458
Attn:  President
Facsimile No.:  (617) 928-1305

13.2                           Entire Agreement; Waiver.  This Agreement constitutes and sets forth the entire agreement and understanding of the parties pertaining to the subject matter hereof, and no prior or contemporaneous written or oral agreements, understandings, undertakings, negotiations, promises, discussions, warranties or covenants not specifically referred to or contained herein or attached hereto shall be valid and enforceable.  No waiver of this Agreement or any provision of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

13.3                           Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and each of their respective successors and permitted assigns.

13.4                           Severability.  If any provision of this Agreement shall be held invalid by a court with jurisdiction over the parties to this Agreement, then and in that event such provision shall be deleted from the Agreement, which shall then be construed to give effect to the remaining provisions thereof.  If any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then in that event, to the maximum extent permitted by law, such invalidity, illegality or enforceability shall not affect any other provisions of this Agreement or any other such instrument.

13.5                           Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but both of which taken together shall be considered one and the same instrument.

13.6                           Amendments.  The Agreement shall not be amended, changed, modified, terminated, or discharged in whole or in part except by an instrument in writing signed by each of the parties hereto, or by their respective successors or assigns, or otherwise as provided herein.

13.7                           Third Party Beneficiaries.  Except as otherwise provided in subsection 11.9, no person or entity other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

13.8                           Governing Law.  This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of The Commonwealth of Massachusetts applicable to contracts between residents of Massachusetts which are to be performed entirely within Massachusetts.

13.9                           Interpretation.  The Company and RMR agree and covenant to construe the provisions of and give effect to this Agreement in such a manner to enable HPT to continue to comply with its real estate investment trust qualification requirements under applicable tax laws.

13.10                     Captions.  The headings and titles of the various sections and paragraphs of this Agreement are inserted merely for the purpose of convenience, and do not expressly or by implication limit, define, extend or affect the meaning or interpretation of this Agreement or the specific terms or text of the section or paragraph so designated.

13.11                     Survival.  The provisions of subsections 1.1(n) (relating to the Company’s obligation to indemnify RMR for costs and liabilities incurred by RMR arising out of any misstatements or omissions in the Company’s offering documents or SEC filings and the Company’s absence of liability for any such costs or liabilities), 2.1, 2.2, 3.5, 13.1, 13.4, 13.7, 13.8, 13.9 and 13.11 and Sections 7, 11 and 12 of this Agreement shall survive the termination hereof.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Business Management and Shared Services Agreement under seal as of the date first above written.

TRAVELCENTERS OF AMERICA LLC

By:	/s/ Mark R. Young
Name: Mark R. Young
Title: Executive Vice President and General Counsel

REIT MANAGEMENT & RESEARCH LLC

By:	/s/ Adam D. Portnoy
Name: Adam D. Portnoy
Title: President